Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2007, accompanying the consolidated financial statements of Masimo Corporation (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Masimo Corporation’s adoption of Statement of Financial Accounting Standards No. 123(R)) contained in Amendment No. 7 to the Registration Statement on Form S-1 and related Prospectus. We consent to the use of the aforementioned report in Amendment No. 7 to the Registration Statement on Form S-1 and related Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Irvine, California

August 6, 2007